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                                                                    Exhibit 99.1

F O R    I M M E D I A T E    R E L E A S E
                                                  July 13, 1999
                                                  For more information contact:
                                                  Erin Ibele - (419) 247-2800
                                                  Ed Lange - (419) 247-2800

                     HEALTH CARE REIT, INC. ANNOUNCES SECOND
                       QUARTER INVESTMENTS OF $100 MILLION


Toledo, Ohio, July 13, 1999..... HEALTH CARE REIT, INC. (NYSE/HCN) announced today that investment activity for the second quarter of 1999 totalled $99,914,000. For the six months ended June 30, 1999, the company funded investments of $199,207,000.

The 1999 investment activity contributed to a 15 percent increase in total assets which totalled $1,235,513,000 at June 30, 1999, as compared with $1,073,000,000 at December 31, 1998.

Investment activity during the first six months of 1999 included real property investments of $158,558,000, mortgage loans of $35,898,000 and equity related investments of $4,751,000. Facility-based investments, inclusive of construction advances, were comprised of $164,130,000 for 73 assisted living facilities, $17,195,000 for 8 nursing homes and $13,131,000 for 10 retirement centers. Aggregate funding was provided to 25 operators in 27 states.

Year-to-date, 25 construction projects completed the construction phase of the company's investment process. Nineteen facilities were converted to permanent real property investments, with an aggregate investment of $134,759,000. Six facilities were converted to permanent mortgage loans with an aggregate investment balance of $41,222,000.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust, which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At June 30, 1999, the company had investments in 239 health care facilities in 35 states and had total assets of approximately $1.2 billion.

    For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1 800-PRO-INFO and enter the company code -- HCN.
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